Exhibit 10.10

AMENDED AND RESTATED
INTUITIVE SURGICAL, INC. 2009 EMPLOYMENT COMMENCEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Intuitive Surgical, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2009 Employment Commencement Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement (including any special terms and conditions set for in any appendix thereto for Participant’s country) attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Grant Number:
Participant:
Grant Date:
Number of RSUs:
Type of Shares Issuable:	Common Stock
Vesting Schedule:	[To be set forth in individual agreement]
By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

INTUITIVE SURGICAL, INC.	PARTICIPANT
By:	By:
Title:	Print Name:
Grant Date

Exhibit A
TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice (this “Award”).
ARTICLE I.
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2 Incorporation of Terms of Plan. The RSUs and the shares of Common Stock (“Stock”) issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement (including any special terms and conditions set forth any appendix attached hereto for Participant’s country (the “Appendix”)) and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS
2.1 Award of RSUs.
(a)Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 16 of the Plan. Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.2 Vesting of RSUs.
(a) Subject to Participant’s continued employment with or service to the Company or an Affiliate on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice.
(b) In the event Participant incurs a Termination of Service, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs which are not so vested shall lapse and expire.
(c) Notwithstanding 2.2(a) hereof and the Grant Notice, but subject to 2.2(b) hereof, vesting of the RSUs is also subject to acceleration under certain circumstances following a Change of Control (as defined in the Intuitive Surgical, Inc. Severance Plan (the “Severance Plan”)), in accordance with the terms of the Severance Plan, as may be amended from time to time. The Severance Plan can be found on the Company’s Infoweb. The terms of the Severance Plan include that the Board has the discretionary authority to amend or terminate the Severance Plan in any respect by resolution adopted by a two-thirds or greater majority of the Board, unless a Change of Control has previously occurred. Any changes to the terms of the Severance Plan properly approved by the Board shall be binding on the RSUs being granted in the Grant Notice.
(d) For purposes of this Agreement and the Award granted hereunder, vesting of the Award shall not cease when Participant goes on a bona fide leave of absence that was approved by the Company or an Affiliate, as applicable, in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law (“Protected Leave”) (i.e., if Participant goes on a leave of absence that is not a bona fide leave of absence that was approved by the Company or an Affiliate, as applicable, in writing, if the terms of the leave does not provide for continued service crediting, and/or when continued service crediting is not required by applicable law (“Unprotected Leave”), vesting of the Award shall be tolled on the first day of such leave of absence). Vesting of the Award granted under this Agreement shall be tolled on the 90th day following Participant’s first day on Protected Leave, unless Participant’s right to return to active work is guaranteed by law or by a contract; vesting in any event shall be tolled when the approved Protected Leave ends unless Participant returns to active work immediately, or within the time guaranteed by law or by a contract. For the avoidance of doubt, for purposes of this Agreement and the Award granted hereunder, in the event Participant does not return to active work within 90 days following his or her first day on Protected Leave, or on his or her first day on Unprotected Leave, Participant shall not be deemed to have experienced a Termination of Service, unless the Plan otherwise provides or the Administrator otherwise determines. The Administrator determines which leaves count for the purposes described in this paragraph and when Participant has experienced a Termination of Service for all purposes under the Plan, the Grant Notice, this Agreement and the Award granted hereunder.
2.3 Distribution or Payment of RSUs.
(a) Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code.
(b) In the event that the Company elects to make payment of Participant’s RSUs in cash, the amount of cash payable with respect to each RSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company only in the form of whole Shares. The Company, may, in its sole discretion round any fractional shares up or down to the nearest whole Share or distribute the fractional Shares in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any applicable law, or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (c) the obtaining of any approval or other clearance from any governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:
(a) Participant acknowledges that, regardless of any action taken by the Company or, if different, the entity to which Participant provides services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertaking regarding the treatment of any Tax-

Related Items in connection with any aspect of the RSUs, including but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents at their discretion to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)by requiring payment by cash or check made payable to the Company and/or the Affiliate(s) with respect to which the withholding obligation arises; or
(ii)by the deduction of such amount from other compensation payable to Participant;
(iii)with respect to any Tax-Related Items arising in connection with the vesting and settlement of the RSUs, by withholding a net number of vested shares of Stock otherwise issuable pursuant to the RSUs to satisfy the Tax-Related Items;
(iv)by withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization, without further consent); or
(v)in any combination of the foregoing.
(c) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other withholding rates, including maximum withholding rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying Tax-Related Items.
(d) The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs.
(e) In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 2.5(b)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf (either through a voluntary sale or mandatory sale, without further consent) a whole number of Shares from the vested Shares then issuable to Participant pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation for Tax-Related Items and to remit the proceeds of such sale to the Company or the Affiliate with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(e), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares in settlement of the RSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(e) if such delay will result in a violation of Section 409A of the Code.
2.6 Nature of Grant. In accepting this Award, Participant acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d) Participant is voluntarily participating in the Plan;
(e) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(f) the RSUs and the Shares subject to the RSUs, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination of Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any of its Affiliates, waive any ability, if any, to bring any such claim, and releases the Company and its Affiliates from any such claim; if not withstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(i) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Stock of the Company; and
(j) Participant acknowledges and agrees that neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.7 Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to applicable law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

3.2 RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3 Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 16 of the Plan.
3.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service.
3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
3.7 Data Privacy.
(a) Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b) Participant understand that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, ("Data") for the exclusive purpose of implementing, administering and managing the Plan.
(c) Participant understand that Data will be transferred to E*TRADE Financial Services, Inc., or to any stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, E*TRADE Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs to Participant or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
3.8 Governing Law/Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
3.9 Conformity to Applicable Law. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the U.S. Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, and any other laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such applicable law. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to applicable law.
3.10 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
3.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.13 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.
3.14 Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Appendix and any other exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.15 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.16 Language. If Participant received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.17 Electronic Delivery and Acceptance. The Company may, in its sole discretion decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.18 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.19 Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
3.20 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.21 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
3.22 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.
3.23 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.24 Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(b)(iv): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable Tax-Related Items; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable Tax-Related Items, Participant agrees to pay immediately upon demand to the Company or its Affiliate with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Affiliate’s withholding obligation.
3.25 Deemed Acceptance of Agreement for Participants in the United States. In the event Participant works and/or resides in the United States, unless Participant notifies the Company within ten (10) calendar days following receipt of the Grant Notice and this Agreement that Participant declines the Award, Participant will be deemed to have accepted and agreed to the terms and conditions of the Grant Notice, this Agreement and the Plan. Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, which are incorporated herein by reference.
3.26 Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
* * * * *

APPENDIX TO THE
AMENDED AND RESTATED
INTUITIVE SURGICAL, INC. 2009 EMPLOYMENT COMMENCEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Award granted to Participant under the Plan if Participant works and/or resides in one of the countries listed below. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

NOTIFICATIONS
This Appendix also includes information based on the securities, exchange control and other laws in effect in Participant’s country as of January 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the RSUs and acquires Shares or sells Shares acquired under the Plan.

In addition, the information is general in nature. The Company is not providing Participant with any tax advice with respect to the Award. The information is provided below may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the tax or other laws in Participant’s country apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner.

AUSTRIA
NOTIFICATIONS
Exchange Control Information. If Participant holds Shares acquired under the Plan outside of Austria, her or she may have to submit a report to the Austrian National Bank if certain thresholds are exceeded. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be filed. The deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.
When Participant sells Shares acquired under the Plan or receives cash dividends paid on such Shares, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all Participant’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.
CZECH REPUBLIC
NOTIFICATIONS
Exchange Control Information. The Czech National Bank may require Participant to fulfill certain notification duties in relation to the Award and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, Participant is advised to consult his or her personal legal advisor prior to the vesting of any of the RSUs to ensure compliance with current regulations. Participant is solely responsible for ensuring compliance with exchange control laws in the Czech Republic.
FINLAND

No country-specific provisions apply.

FRANCE
TERMS AND CONDITIONS
RSUs Not Tax-Qualified. Participant understands that the RSUs are not intended to be French tax-qualified pursuant to Section L. 225-197 1 to L. 225-197 6 of the French Commercial Code, as amended.
Language Consent. By accepting the RSUs, Participant confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.
En acceptant ces "RSUs", le Participant confirme avoir lu et compris le Plan et Accord de, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If Participant maintains a foreign bank account, this must be reported to the French tax authorities when filing his or her annual tax return.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of Shares acquired under the Plan or the receipt of any dividends paid on Shares, must be reported monthly to the German Federal Bank on Form Z 10.
INDIA
NOTIFICATIONS
Exchange Control Information. Participant understands that Participant must repatriate any proceeds from the sale of Shares acquired under the Plan and any cash dividends paid on such Shares to India and convert the proceeds into local currency within ninety (90) days of receipt. Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in Participant’s annual tax return. Participant is responsible for complying with this reporting obligation and is advised to confer with his or her personal tax advisor in this regard.
IRELAND
NOTIFICATIONS
Director Notification Information. If Participant is a director, shadow director A shadow director is an individual who is not on the board of directors of an Irish Affiliate but who has sufficient control so that the board of directors of the Irish or Affiliate, as applicable, acts in accordance with the directions and instructions of the individual. or secretary of an Irish Affiliate, Participant must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).
ITALY
TERMS AND CONDITIONS
Data Privacy. This provision replaces Section 3.7 of the Agreement in its entirety:
Participant understands that the Employer and the Company may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, managing and administering the Plan and in compliance with applicable laws and regulations.
Participant also understands that providing the Company with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Intuitive Surgical, Inc., with registered offices at 1266 Kifer Road, Sunnyvale, California 94086, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative for Italy is Intuitive Surgical Sàrl, 1 Chemin des Mûriers, 1170 Aubonne, Switzerland.
Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. In particular, Participant understands that Data may be transferred to E*Trade Financial Services, Inc., or such other broker that may be engaged by the Company in the future. Participant further understands that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to E*Trade Financial Services, Inc., or other third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s local human resources representative.
Plan Document Acknowledgment. By accepting the RSUs, Participant acknowledges that he or she has received a copy of the Plan, the Grant Notice, the Agreement, and this Appendix and has reviewed the Plan, the Agreement, and this Appendix in their entirety and fully accepts all provisions thereof. Participant further acknowledges that he or she has read and specifically and expressly approves the Grant Notice and the following provisions of the Agreement: (i) Section 2.1: Award of RSUs; (ii) Section 2.2: Vesting of RSUs; (iii) Section 2.3: Distribution of Payment of RSUs; (iv) Section 2.4: Conditions to Issuance of Certificates; (v) Section 2.5: Tax Withholding; (vi) Section 2.6: Nature of Grant; (vii) Section 2.7: Rights as Stockholder; (viii) Section 3.2: RSUs Not Transferable; (ix) Section 3.8: Governing Law; (x) Section 3.9: Compliance with Law; (xi) Section 3.10: Amendment, Suspension and Termination; (xii) Section 3.17: Electronic Delivery and Acceptance; (xiii) Section 3.18: Agreement Severable; (xiv) Section 3.20: Imposition of Other Requirements; (xv) Section 3.21: Insider Trading Restrictions/Market Abuse Laws; (xvi) Section 3.24: Broker-Assisted Sales; (xvii) Section 3.25: Deemed Acceptance of Agreement; (xviii) Section 3.26: Waiver, and the Data Privacy section included in this Appendix.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If Participant hold assets outside of Japan (including any cash or Shares acquired under the Plan) with a value exceeding ¥50,000,000 (as of December 31 each year), Participant is required to comply with annual tax reporting obligations with respect to such assets.  Participant is advised to consult with a personal tax advisor to ensure that he or she is properly complying with applicable reporting requirements.
KOREA
NOTIFICATIONS
Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more in a single transaction from the sale of Shares or the receipt of any cash dividends to repatriate the proceeds to Korea within eighteen months of the sale/receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor to determine how to value Participant’s foreign accounts for purposes of this reporting requirement and whether Participant is required to file a report with respect to such accounts.

MEXICO
NOTIFICATIONS
No Entitlement for Claims or Compensation. The following section supplements Section 2.6 of the Agreement:

Modification. By accepting the Award, Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The Award the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1266 Kifer Road, Sunnyvale, CA 94086, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the Award do not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is a Mexican or other Affiliate, nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment. By accepting the Award, Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan, Grant Notice and the Agreement in their entirety, and fully understand and accept all provisions of the Plan, Grant Notice and the Agreement.

In addition, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 2.6 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; and (iii) participation in the Plan is voluntary.

Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Affiliate with respect to any claim that may arise under the Plan or the Agreement.

Spanish Translation

Ausencia de derechos para reclamos o compensación: Lo siguiente complementa la sección 2.6 del Convenio.

Moficaciones: Al aceptar el Premio, el Participante reconoce y acepta que cualquier modificación al Plan o al Convenio o la terminación del mismo no significará una modifiación o detrimento en los términos y condiciones de su relación de trabajo.

Establecimiento de la Política. El Premio que la Empresa está haciendo por medio del Plan es unilateral y discesional, por tal motivo, la Empresa se reserva el derecho de modificarlo o cancelarlo sin responsabilidad alguna hacia Usted.
La Empresa, con domicilio registrado en 1266 Kifer Road, Sunnyvale, Ca, 94086, es la única responsable para la administración de Plan y que su participación en los Plan y adquisición de acciones no constituye una relación de trabajo entre la Empresa y el Participante, toda vez que su participación en el Plan es totalmente en base a una relación comercial y que el patrón del Participante es una sociedad Mexicana, afiliada o no a la Empresa. El Plan no establece derechos entre el Participante y su patrón.
Reconicimiento de los Términos y Condiciones. Al aceptar el Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y la Notificación de la Entrega y el Convenio completos y reconoce y aepta todas y cada una de las condicioines del Plan, el Aviso de Entrega y el Convenio.

Aunado a lo anterior, el Participante reconoce que ha leído y específicamente aprueba los términos y condiciones descritas en el punto 2.6 del Convenio, el cual establece que (i) La participación en el Plan no constituye un derecho adquirido, (ii) El plan y la participación en dicho Plan son ofrecidos por la Empresa en forma totalmente discrecional; y, que (iii) la participación es voluntaria.
Por último, el Participante declara que no se reserva acción legal ni derecho alguno qué hacer valer en contra de la Empresa por ninguna compensación o daño derivado de su participación en el Plan; y por tal motivo en este acto otorga a favor de su patrón, la Empresa y cualquier empresa relacionada, el más amplio finiquito que en derecho corresponda en virtud de cualquier reclamación que pudiera surgir con motivo del Plan o el Convenio.
NETHERLANDS

No country-specific provisions apply.

NORWAY

No country-specific provisions apply.

SINGAPORE
NOTIFICATIONS
Securities Law Information. The RSUs have been granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the RSUs are subject to section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Information. If Participant is a director, associate director or shadow director of a Singapore Affiliate, Participant must notify the Singapore Affiliate in writing of an interest (e.g., RSU, Shares, etc.) in the Company or any Affiliate within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director.
SPAIN
NOTIFICATIONS
Nature of Grant. This provision supplements Section 2.6 of the Agreement:
In accepting the RSUs, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares issued upon vesting of the RSUs are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that the RSUs would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs and any right to the RSUs shall be null and void.
Further, the vesting of the RSUs is expressly conditioned on Participant’s continued employment, such that upon Termination of Service for any reason whatsoever, the RSUs may cease vesting immediately, in whole or in part, effective on the date of Participant’s Termination of Service (unless otherwise specifically provided in the Agreement or the Plan). This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without cause; (2) Participant is dismissed for disciplinary or objective reasons; (3) Participant’s Termination of Service is due to a unilateral breach of contract by the Company or the Employer; or Participant’s Termination of Service is due to death, disability or retirement. Consequently, upon Participant’s Termination of Service for any of the above reasons, Participant may automatically lose any rights to RSUs that were not vested on the date of Participant’s Termination of Service, as described in the Plan and the Agreement.
NOTIFICATIONS
Exchange Control Information. Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) for statistical purposes. Participant also must declare the ownership of any Shares each January while the Shares are owned. In addition, if the amount of Shares acquired or sold exceeds €1,502,530 (or if Participant holds 10% or more of the share capital of the Company or such other amount that would entitle Participant to join the Company’s board of directors), the declaration must be filed also within one month of the acquisition or sale, as applicable.
Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of RSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. Neither the Plan nor the Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information.  To the extent Participant holds assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset (e.g., Shares, cash, etc.) as of December 31 each year, Participant is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, Participant is advised to consult with his or her personal tax and legal advisors to ensure that Participant is properly complying with his or her reporting obligations.
Further, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the relevant year or the balances in such accounts as of December 31st of the relevant year exceeds €1,000,000.
SWEDEN

No country-specific provisions apply.

SWITZERLAND
NOTIFICATIONS
Securities Law Information. The grant of RSUs under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED KINGDOM
TERMS AND CONDITIONS

Tax Withholding. This provision supplements Section 2.5 of the Agreement:
If payment or withholding of the income tax is not made within ninety (90) days of the event giving rise to the tax or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Section 2.5 of the Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she will not be eligible for such a loan to cover the uncollected tax. In the event that Participant is such a director or executive officer and the taxes due are not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which Participant agrees the Company or the Employer, as applicable, may recover from Participant by any means referred to in Section 2.5 of the Agreement.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and the grant of the RSUs, Participant agrees to accept any liability for secondary Class 1 NICs that may be payable by the Employer, the Company or any other Affiliate in connection with the RSUs and any event giving rise to Tax-Related Items (“Employer NICs”). Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company or the Employer, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election prior to vesting of the RSUs. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Employer, the Company and any Affiliate. Participant further agrees that the Employer, the Company or any Affiliate may collect the Employer NICs from Participant by any of the means set forth in Section 2.5 of the Agreement.

If Participant does not enter into a Joint Election prior to vesting of the RSUs, Participant’s RSUs will not be settled unless and until Participant enters into a Joint Election, without any liability to the Employer, the Company or any Affiliate.